Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Exterran Holdings, Inc’s Registration Statement on Form S-8 of our reports dated March 1, 2007, relating to the consolidated financial statements and financial statement schedules of Universal Compression Holdings, Inc. (“Holdings”) (such report on the consolidated financial statements of Holdings expresses an unqualified opinion and includes an explanatory paragraph relating to Holdings’ change in method of accounting for stock-based compensation) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Universal Compression Holdings, Inc. for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
August 17, 2007